As filed with the Securities and Exchange Commission on April 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pinnacle Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-4668380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer
Identification No.)

3980 Howard Hughes Parkway
Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

Pinnacle Entertainment, Inc. 401(k) Investment Plan

(Full title of the plan)

Elliot D. Hoops, Esq.

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(Name and address of agent for service)

(702) 541-7777

(Telephone number, including area code, of agent for service)

Copy to:

Dwight S. Yoo, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.01 par value	1,000,000	$10.91	$10,905,000.00	$1,098.13

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) registers 1,000,000 shares of Common Stock, par value $0.01 per share, of Pinnacle Entertainment, Inc. (the “Registrant”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares which may be offered and issued to prevent dilution as a result of stock dividends, stock splits or similar transactions as provided in the above-referenced award agreements.

(3)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to Pinnacle Entertainment, Inc. 401(k) Investment Plan.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined based upon the average of the high and low prices of the Registrant’s Common Stock on April 22, 2016, as reported on a “when-issued” basis on the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register pursuant to the Securities Act, an aggregate amount of 1,000,000 shares of Common Stock of the Registrant, par value $0.01 per share, available for issuance pursuant to the Pinnacle Entertainment, Inc. 401(k) Investment Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(a)	The Registrant’s Form 10 filed with the SEC on December 22, 2015, as amended per Amendment No. 1 to Form 10 filed with the SEC on February 2, 2016, Amendment No. 2 to Form 10 filed with the SEC on February 12, 2016, Amendment No. 3 to Form 10 filed with the SEC on February 16, 2016, Amendment No. 4 to Form 10 filed with the SEC on March 17, 2016, Amendment No. 5 to Form 10 filed with the SEC on April 1, 2016 and Amendment No. 6 to Form 10 filed with the SEC on April 11, 2016; and

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 12, 2016, April 13, 2016, April 18, 2016, April 20, 2016, April 21, 2016 and April 28, 2016.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, or other information furnished to the SEC, is not incorporated by reference in this Registration Statement or the related prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, also referred to herein as the “DGCL”, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation — a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was our director or officer or was serving, at our request, as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”). We will indemnify such persons against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee, provided, however, that, except as otherwise provided in our by-laws, with respect to proceedings to enforce rights to indemnification, we shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding (or part thereof) was authorized by our Board. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Article XII of our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director to the fullest extent permitted by the DGCL.

We may obtain policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require us, among other things, to indemnify the director or executive officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, reasonably incurred by the individual in connection with any action, suit or proceeding by reason of the fact that the individual was a director or executive officer, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 28th day of April, 2016.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

By:	/s/ Carlos A. Ruisanchez
Carlos A. Ruisanchez
President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anthony M. Sanfilippo and Carlos A. Ruisanchez and John A. Godfrey, or any of them, as his or her attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, or their respective substitutes, full power and authority to do and perform each and every act and thing they may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Anthony M. Sanfilippo	Chief Executive Officer and Director	April 28, 2016
Anthony M. Sanfilippo	(Principal Executive Officer)

/s/ Carlos A. Ruisanchez	President and Chief Financial Officer	April 28, 2016
Carlos A. Ruisanchez	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Atwood	Director	April 28, 2016
Charles L. Atwood

/s/ Stephen C. Comer	Director	April 28, 2016
Stephen C. Comer

/s/ James L. Martineau	Chairman of the Board of Directors	April 28, 2016
James L. Martineau

/s/ Desirée Rogers	Director	April 28, 2016
Desirée Rogers

/s/ Jaynie Miller Studenmund	Director	April 28, 2016
Jaynie Miller Studenmund

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 28th day of April, 2016.

Pinnacle Entertainment, Inc. 401(k) Investment Plan

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	Plan Administrator
President and Chief Financial Officer of Pinnacle Entertainment, Inc.

By:	/s/ Christina J. Donelson
Name:	Christina J. Donelson
Title:	Plan Administrator
Senior Vice President, Human Resources of Pinnacle Entertainment, Inc.

EXHIBIT INDEX

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 20, 2016 (SEC File No. 001-37666)

3.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 3.1 to the Company’s Current report on Form 8-K filed on April 28, 2016 (SEC File No. 001-37666)

3.3

Amended and Restated Bylaws of Pinnacle Entertainment, Inc. is hereby incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 28, 2016 (SEC File No. 001-37666)

4.1*	Specimen certificate for shares of common stock, $0.01 par value per share, of the Company

4.2†*	Defined Contribution Volume Submitter Plan and Trust Basic Plan Document for the Pinnacle Entertainment, Inc. 401(k) Investment Plan

4.3†*	Adoption Agreement for the Pinnacle Entertainment, Inc. 401(k) Investment Plan

5.1*	Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm

24.1*	Power of Attorney (included on signature page)

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.